UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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AeroClean Technologies, Inc.

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Notice of Annual Meeting
of Stockholders and
2022 Proxy Statement

AeroClean Technologies, Inc. 10455 Riverside Dr. Palm Beach Gardens, Florida 33410
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 10, 2022
Meeting Information:                Proposals:
Date and Time: Tuesday, July 12, 2022 4:30pm Eastern Time	1. Election of six directors; 2. Amendment to the Company’s 2021 Incentive Award Plan;
Location:	3. Ratification of the appointment of Citrin Cooperman & Company, LLP to serve as Independent Auditor for 2022; and
www.meetnow.global/MFHV4PU	4. Other business, if properly raised.
The AeroClean Technologies, Inc. (the “Company”) Board of Directors unanimously recommends that the stockholders vote: “FOR” the proposal to elect the six director nominees, “FOR” the amendment to the Company’s 2021 Incentive Award Plan and “FOR” the ratification of the appointment of Citrin Cooperman & Company, LLP to serve as independent auditor of the Company.
You will be able to attend the annual meeting online, vote your shares electronically and submit questions online during the meeting by logging into the website listed above using the 15-digit control number included on your proxy or voting instruction card or any additional instructions accompanying these proxy materials.
Who may vote: If you owned shares of the Company’s common stock at the close of business on May 23, 2022, you are entitled to receive this notice of the meeting and to vote at the meeting either in person or by proxy.
YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Detailed instructions on how to vote on the Internet or by telephone may be found in the attached Proxy Statement on page 1. If you received printed proxy materials and choose to vote by mail, you may use the postage-paid, pre-addressed envelope provided in the materials.
A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date, (ii) by delivering a written revocation to the Secretary of the Company or (iii) by attending the virtual meeting and voting the shares represented by the proxy online. Shares represented by the enclosed form of proxy properly executed and returned or submitted over the telephone or on the Internet, and not revoked, will be voted at the meeting by the persons named as proxies.
In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company’s common stock,

$0.01 par value per share, as of the close of business on May 23, 2022 are entitled to receive notice of and vote at the meeting. As of May 23, 2022, the Company had 13,877,636 shares of common stock issued and outstanding.
Consistent with Delaware state law and the Company’s bylaws, a majority of the votes entitled to be cast present in person or represented by proxy constitutes a quorum as to such matter. Votes cast by proxy or online at the virtual meeting will be counted by the person appointed by the Company to act as inspector of election for the meeting. The six nominees for election as directors at the meeting who receive the greatest number of votes properly cast for the election of directors, Proposal No. 1, shall be elected directors.
The affirmative vote of a majority of the votes in attendance at the meeting (at which a quorum is present), online at the virtual meeting or represented by proxy, that are properly cast, is necessary to approve the actions described in Proposal Nos. 2 and 3.
The inspector of election will count the total number of votes cast “for” the nominee for election as a director or “for” approval of Proposal Nos. 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast for each such proposal. The inspector of election will count shares (i) represented by proxies that withhold authority to vote either for the nominees for election as a director or against Proposal Nos. 2 and 3 or (ii) that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. “Withhold” votes and “broker non-votes” will not have any effect on the outcome of voting on the election of directors. Abstentions will have the same effect as a vote “against” Proposal Nos. 2 and 3. “Broker non-votes” will not have any effect on the outcome of Proposal Nos. 2 and 3. “Broker non-votes” are shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owner or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter.
By order of the Board of Directors.
Amin J. Khoury, PhD (Hon)
Chairman of the Board of Directors
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON JULY 12, 2022.
The enclosed proxy materials are being mailed on or about June 10, 2022. This Notice, the Proxy Statement and our 2021 Annual Report on Form 10-K (as amended) are available free of charge at www.aeroclean.com/investors.

Proxy Statement. The Board of Directors (the “Board”) of AeroClean Technologies, Inc. (“we,” “us,” “our,” the “Company,” “AeroClean” or “AeroClean Technologies”) is soliciting proxies to be voted at our 2022 Annual Meeting of Stockholders on July 12, 2022 (the “Annual Meeting”) and at any adjournment or postponement of the meeting. The enclosed proxy materials are being mailed on or about June 10, 2022. Stockholders who have previously requested an electronic copy of the proxy materials will continue to receive such a copy of the proxy materials, which will be sent on or about June 10, 2022. Please see “Procedural Matters—Annual Meeting—Accessing your proxy materials” for additional information.
The expense of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company may use the services of its officers and other employees to solicit proxies personally, by telephone and telegram from brokerage houses and by other stockholders. Officers and other employees of the Company will receive no compensation in addition to their regular salaries for soliciting proxies. We have retained Georgeson LLC to assist with the solicitation of proxies for a fee not to exceed $10,000, plus reimbursement for out-of-pocket expenses. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to the beneficial owners of the common stock.
References in this Proxy Statement and accompanying materials to Internet websites are for the convenience of readers. Information available at or accessible through these websites is not incorporated by reference in this Proxy Statement.

Proxy Statement Summary

This summary highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and the 2021 Annual Report on Form 10-K before voting.
VOTING YOUR SHARES
Stockholders as of the record date of May 23, 2022 are entitled to vote. Each share of the Company’s common stock is entitled to one vote for each Director nominee and one vote for each of the other proposals. Stockholders of record and beneficial owners of stock held in “street name” in a stock brokerage account or with a bank or other nominee (“beneficial owners”) may vote their shares by using any of the following methods:
REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS
VIA THE INTERNET	BY MAIL
Visit www.investorvote.com/AERC if you are a stockholder of record See the enclosed voting instruction card if you are a beneficial owner	Sign, date and return your proxy card or voting instruction card (as applicable) in the enclosed envelope
BY TELEPHONE	ATTENDING THE VIRTUAL MEETING
Call 1-800-652-VOTE (8683) if you are a stockholder of record See the enclosed voting instruction card if you are a beneficial owner	Attend the Annual Meeting online by logging into the website listed above using the 15-digit control number included on your proxy or voting instruction card or any additional instructions accompanying these proxy materials (beneficial owners should refer to the registration instructions outlined in the section of this Proxy Statement titled “Procedural Matters—Annual Meeting—Virtual Format”)

Proposal 1: Election of Directors

We are seeking your support in electing the six candidates that we have nominated to serve on our Board. We believe that these nominees have the experience and perspective to guide the Company as we continue to compete, innovate and adjust to rapidly changing technologies, business cycles and competition.
Timothy Scannell is a nominee for election to the Board at the Annual Meeting and previously has not been elected by the Company’s stockholders. Mr. Scannell was identified as a director candidate by a stockholder of the Company. The Nominating and Corporate Governance Committee, together with other Board members, evaluated Mr. Scannell in accordance with the criteria described below and then recommended Mr. Scannell as a nominee for the Annual Meeting and the Board unanimously approved Mr. Scannell’s nomination to the Board in connection with the Annual Meeting.
NOMINATION OF DIRECTORS
As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to our Board nominees for election and re-election to the Board. Such candidates may be identified in a number of ways, including through business relationships, contacts of the Company’s directors and executive officers and through external recruiting firms. The Nominating and Corporate Governance Committee will also consider nominations submitted by stockholders. The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board (the “Chairman”), evaluates candidates proposed by stockholders using the same criteria as for other candidates.
The Chairman and the Nominating and Corporate Governance Committee seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to leadership, business operations, finance and industry knowledge. When considering potential candidates for membership on our Board, our Nominating and Corporate Governance Committee evaluates candidates holistically, with no specific minimum qualifications. The Nominating and Corporate Governance Committee reviews with the Chairman and the full Board, on a periodic basis, the current composition of the Board in light of the characteristics of independence, skills, experience, competency and availability of service to the Company of its members and of the Company’s anticipated needs. All of our independent directors serve on Board Committees, further supporting the Board by providing experience to those Committees. The needs of each Committee are also reviewed when considering nominees to the Board.
The Board consists of six directors. Currently, the directors are Amin J. Khoury, PhD (Hon), David Helfet, M.D., Michael Senft, Thomas P. McCaffrey, Heather Floyd and Timothy Scannell. Each director’s term expires at each annual meeting of stockholders. Accordingly, at the Annual Meeting, the Company’s stockholders will elect six directors to hold office until the next annual meeting and until their respective successors are duly elected and qualified.
The Board is nominating all current directors. Accordingly, Drs. Khoury, PhD (Hon) and Helfet (M.D.) Messrs. Senft, McCaffrey and Scannell and Ms. Floyd are each nominated for election as directors. The Nominating and Corporate Governance Committee and the full Board believe that the Board will have an excellent composition, of a suitable size, and with the appropriate diversity of skills and experience with respect to leadership, business operations, finance, industry and Company-specific knowledge. Biographical information about the nominees can be found below.
Under our Bylaws, directors must inform the Board in advance of accepting an invitation to serve on another public company board. We also discourage our directors from serving on the board of directors of more than three public companies (including AeroClean).

To recommend a nominee, a stockholder shall give notice to our Corporate Secretary at our principal address in Palm Beach Gardens, Florida. This notice should include the information required in connection with such recommendations as set forth in our Bylaws, including (i) a brief biographical description of the candidate, (ii) a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, (iii) a written and signed questionnaire containing prescribed information relating to the candidate (in the form provided by the Corporate Secretary upon written request), (iv) a written and signed representation and agreement covering prescribed topics (in the form provided by the Corporate Secretary upon written request), and (v) the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given (x) with regard to nominations to be brought before an annual meeting to be held on a day not more than 30 days in advance of the anniversary of the previous year’s meeting nor more than 70 days after the anniversary of the previous year’s meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s meeting or (y) with regard to nominations for any other annual meeting, by the close of business on the tenth day following the public announcement of the date of such meeting. Once we receive the nomination, we may request additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated.
The persons named in the attached proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the Internet and not revoked in favor of the election as directors of the six nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

Set forth below is the business experience of, and certain other information regarding, the six director nominees. The directors’ ages are as of June 6, 2022.
Name, Age, Business Experience and Current Directorships	Director Since
Amin J. Khoury, PhD (Hon), Age 83	2020
Dr. Khoury is one of our co-founders and has been the Chairman of our Board since May 2020. Previously, Dr. Khoury served as Chief Executive Officer and Chairman of the Board of Directors of KLX Inc. from its formation in December 2014 until its sale to The Boeing Company in October 2018. Dr. Khoury served as Chairman of the Board, Chief Executive Officer and Co-Chief Executive Officer of B/E Aerospace from its founding in 1987 until its sale to Rockwell Collins in 2017. Dr. Khoury also served as Chairman, Chief Executive Officer and President of KLX Energy from September 2018 until May 2020. Dr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014. Until 2012, for 26 years, Dr. Khoury also served as a director of Synthes, Inc., having earlier been Chairman of Synthes Maxillofacial, and a founding investor in Spine Products, Inc., which was acquired by Synthes in 1999. Synthes, a $4 billion annual revenue company, was the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial-maxillofacial and spine implants, before Dr. Khoury led an effort to merge Synthes with Johnson & Johnson in a $21 billion transaction in 2012. Dr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors and a Master’s Degree in Business Administration from Northeastern University. Dr. Khoury has served as a member of the Board of Trustees of Northeastern University since July 2018 and received an honorary doctorate from Northeastern University in May 2019. Dr. Khoury is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting our managerial talent, team of highly accomplished scientists and Board members. He has an intimate knowledge of the Company, our industry and our competitors. All of the above experience and leadership roles uniquely qualify him to serve as our Company’s Chairman of the Board.
David Helfet, M.D., Age 74	2020
Dr. Helfet is one of our co-founders and is currently our Chief Medical Officer and a Director. He is currently a Professor of Orthopaedic Surgery at the Weill Medical College of Cornell University and Director of the Combined Orthopaedic Trauma Service at both the Hospital for Special Surgery and New York-Presbyterian Hospital. He has served on several committees of the American Academy of Orthopaedic Surgeons, the AO/ASIF Foundation (currently the Chairman of AO Documentation and Publishing), AO North America and the American Board of Orthopaedic Surgery, among others. In addition, Dr. Helfet has been extensively involved in the Orthopaedic Trauma Association, including as President from 1998 to 1999, and is still on its Board as a past President. He was Assistant Professor of Orthopaedic Surgery at Johns Hopkins University School of Medicine from 1982 to 1986, Associate Professor and Chief of Orthopaedic Trauma at the University of South Florida School of Medicine/Tampa General Hospital from 1986 to 1991 and at the Cornell University Medical College from 1991 to 1998. Dr. Helfet has been the recipient of many honors and awards, has published extensively on orthopedic trauma topics and is annually

Name, Age, Business Experience and Current Directorships	Director Since
ranked as one of New York Magazine’s “Best Doctors in New York” and Castle-Connolly’s “America’s Top Doctors.” Dr. Helfet completed his undergraduate studies at the University of Cape Town, receiving a Bachelor of Science degree in biochemistry with honors, followed by medical school, where he received Bachelor of Medicine and Bachelor of Surgery degrees in 1975. His internship and surgical residency were completed at Edendale Hospital in Pietermaritzburg, South Africa and at Johns Hopkins University in Baltimore, Maryland, followed by orthopaedic residency also at Johns Hopkins University, then fellowships at the University of Bern, Insel Hospital in 1981 and at UCLA from 1981 to 1982. Dr. Helfet brings a unique perspective to our Board as a world renowned orthopaedic surgeon, which, along with his intimate knowledge of our Company and our industry, uniquely qualifies him to serve as a member of our Board.
Michael Senft, Age 63	2020
Mr. Senft currently serves on our Board, where he is the Lead Independent Director. Over the past two years, Mr. Senft has served as a strategic advisor to several other venture stage companies, including acting as senior advisor to Critical Response Group, a venture-stage company established to apply battlefield protocols to homeland security applications. From 2014 to 2018, Mr. Senft served as Vice President-Chief Financial Officer, Treasurer and Head of Investor Relations of KLX Inc. Prior to his role at KLX Inc., Mr. Senft was an investment banker for over 30 years, including roles as Senior Managing Director at Moelis & Company, Global Head of Leveraged Finance at CIBC and Global Co-Head of Leveraged Finance at Merrill Lynch. Mr. Senft has also served on the Boards of Directors of B/E Aerospace, Del Monte Foods and Moly Mines Ltd. Mr. Senft received his Bachelor of Arts degree in Economics from Princeton University and his Master of Business Administration degree from the Stern School of Business at New York University. Mr. Senft’s education and extensive experience in strategic business planning, coupled with a deep understanding of our business, uniquely qualify him to serve as a member of our Board.
Thomas P. McCaffrey, Age 68	2021
Mr. McCaffrey currently serves on our Board. He has been a member of the Board of Directors of KLX Energy since April 22, 2020. Mr. McCaffrey served as President, Chief Executive Officer and Chief Financial Officer of KLX Energy from May 2020 until July 2020 and as Senior Vice President and Chief Financial Officer of KLX Energy from September 2018 until April 30, 2020. Prior to that, Mr. McCaffrey served as President and Chief Operating Officer of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018 and as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 2014. Prior to joining B/E Aerospace, Mr. McCaffrey practiced as a Certified Public Accountant for 17 years with a large international accounting firm and a regional accounting firm based in California. Since 2016, Mr. McCaffrey has served as a member of the Board of Trustees of Palm Beach Atlantic University and serves as a member of its various committees and is currently Chairman of its Audit Committee. Mr. McCaffrey received his Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University-San Luis Obispo. Our Board benefits from Mr. McCaffrey’s extensive leadership experience, thorough knowledge of our business and extensive strategic planning and public company experience.

Name, Age, Business Experience and Current Directorships	Director Since
Heather Floyd, Age 43	2021
Ms. Floyd currently serves on our Board. Ms. Floyd also currently serves as Director, Financial Reporting & Technical Accounting at Sequa Corporation. Previously, Ms. Floyd served as Vice President - Finance and Corporate Controller of KLX Energy and Vice President - Finance and Corporate Controller of KLX Inc. from February 2014 until September 2021. Ms. Floyd has almost 20 years of combined accounting, auditing, financial reporting and Sarbanes-Oxley compliance experience. Prior to joining KLX Inc., Ms. Floyd held various positions at B/E Aerospace, including most recently Vice President - Internal Audit. Prior to joining B/E Aerospace, Ms. Floyd served as an Audit Manager with Ernst & Young and in various accounting roles at Corporate Express, now a subsidiary of Staples. Ms. Floyd is a Certified Public Accountant licensed to practice in Florida. Ms. Floyd received her Bachelor of Science and Engineering and Bachelor of Business Administration in International Business and Trade from Florida Atlantic University. Ms. Floyd’s extensive accounting, auditing, financial reporting and public company experience qualify her to serve as a member of our Board.
Timothy Scannell, Age 57	2022
Mr. Scannell brings over 30 years of experience and success delivering market-leading results from his leadership roles at Stryker Corporation (“Stryker”), one of the world’s leading medical technology companies. Mr. Scannell served as President and Chief Operating Officer of Stryker between 2018 and 2021, overseeing all of Stryker’s commercial businesses and regions globally. Prior to this, he served as group president for Stryker’s MedSurg & Neurotechnology businesses for ten years. Mr. Scannell currently serves as a director and non-executive chairman of the Board of Directors for Insulet Corporation and is a director on the boards of Novocure Limited, Renalytix plc and Collagen Matrix, Inc. Mr. Scannell attended the University of Notre Dame, where he received a bachelor’s degree in Business Administration and Marketing and his Master of Business Administration. Mr. Scannell’s extensive leadership experience, particularly with respect to public companies within the medical industry, qualify him to serve as a member of our Board.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE LISTED DIRECTOR NOMINEES.

Corporate Governance

CORPORATE GOVERNANCE MATTERS
The Board has three standing Committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The Board has determined that Dr. Helfet, Messrs. McCaffrey, Senft and Scannell and Ms. Floyd are independent under the Nasdaq listing rules.
Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is composed of Ms. Floyd and Messrs. McCaffrey and Senft, with Ms. Floyd serving as chair. Our Board has determined that Ms. Floyd and Mr. McCaffrey are each “financially sophisticated audit committee members” and “audit committee financial expert” in accordance with the Nasdaq listing rules and SEC rules, respectively. All members of the Audit Committee are independent under Nasdaq listing standards and SEC rules. The Audit Committee operates under a written charter adopted and approved by our Board.
The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) overseeing our compliance with legal and regulatory requirements; (iv) assessing our independent auditors’ qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.
The Compensation Committee is currently composed of Messrs. McCaffrey, Senft and Scannell, Ms. Floyd and Dr. Helfet, with Mr. McCaffrey serving as chair. All of the members of the Compensation Committee are independent as defined by Nasdaq listing rules. The Compensation Committee provides recommendations to the Board regarding compensation matters and oversees the Company’s incentive and compensation plans. The Compensation Committee operates under a written charter adopted and approved by our Board.
The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Compensation Committee or, to the extent permitted by the terms of any plan, to officers of our Company or other persons in each case as it deems appropriate in accordance with applicable laws and regulations and the requirements of The Nasdaq Stock Market LLC (“Nasdaq”). Management input is taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets, but ultimate decision-making regarding compensation of our named executive officers remains with the Compensation Committee.
The Nominating and Corporate Governance Committee is composed of Messrs. Senft, McCaffrey and Scannell, Ms. Floyd and Dr. Helfet, with Mr. Scannell serving as chair. All of the members of the Nominating and Corporate Governance Committee are independent as defined by the Nasdaq listing rules. The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board by actively identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the next annual meeting of stockholders and making recommendations with respect to corporate governance matters. The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board. All of the members of the Nominating and Corporate Governance Committee support the nominations of the six directors for election at the Annual Meeting.
Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.aeroclean.com/investors. Information contained in or accessible through our website is not a part of this Proxy Statement.

Following the Company’s initial public offering (the “IPO”), the Board held its first meeting on December 17, 2021 and the Board, including each of its three standing committees, the audit committee, nominating and corporate governance committee and compensation committee (each a “Committee,” and collectively, the “Committees”), held their first regularly scheduled meetings on December 17, 2021, March 22, 2022 and March 22, 2022, respectively.
All members of our Board are expected to attend our Annual Meeting, absent extenuating circumstances.
BOARD DIVERSITY
The Chairman of the Board and the Nominating and Corporate Governance Committee, in accordance with the Board’s governance principles, seek to create a Board that, as a whole, is strong in its collective knowledge and diverse in its skills and experience with respect to industry knowledge, vision and strategy, human resource management, general management and leadership, marketing, business operations, business judgment, crisis management, risk assessment, accounting and finance, capital markets, general corporate governance and global markets.
In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards and such other factors that the Nominating and Corporate Governance Committee considers appropriate. The Board includes members, if suitable, with diverse backgrounds (including diversity of professional experience, race, ethnicity, gender, age, sexual orientation and cultural background), perspectives and skills, who are likely to serve the Company’s anticipated needs and enhance Board dynamics and effectiveness. The Board does not have a specific diversity policy but appreciates the value of Board diversity as a means of improving the quality of dialogue, contributing to a more effective decision-making process and enhancing overall culture in the boardroom.
NASDAQ BOARD DIVERSITY MATRIX
Under Nasdaq’s board diversity rule, approved as of August 6, 2021, all operating companies listed on Nasdaq’s U.S. exchange are required to publicly disclose diversity statistics regarding their board of directors using a board diversity matrix format. For the year ended December 31, 2021, our board diversity based on applicable categories was as illustrated in the chart below.
Board Diversity Matrix (as of June 6, 2022)
Board Size:
Total Number of Directors	6
Part I: Gender Identity	Female	Male	Non-Binary	Did not disclose gender
Directors	1	5
Part II: Demographic Background
African American or Black
Alaskan Native or American Indian
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	5
Two or more Races or Ethnicities
LGBTQ+
Did not disclose demographic background

BOARD LEADERSHIP STRUCTURE
The Board is composed of a majority of independent directors. The Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each composed solely of independent directors. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Chairman brings industry, competitive and Company-specific experience and expertise.
Our independent directors oversee all significant matters affecting the Company, including the Company’s financial statements, executive compensation matters, the nomination and assessment of directors and risk management practices.
The Board has designated Michael Senft as the lead independent director, a role which serves to further promote the independence of the Board and oversight of management, as well as to facilitate open discussion and communication among the independent directors. The responsibilities of the lead independent director include serving as liaison between the Chairman and the independent directors and developing agendas for and calling meetings of the independent directors when necessary or appropriate.
Independent directors regularly meet in executive sessions not attended by the non-independent director and management in conjunction with each regular Board and Committee meeting and as they otherwise deem appropriate. At each executive session, the discussion is led by the applicable chair of the Committee relating to the specific matter discussed by the independent directors. For example, the chair of the Nominating and Corporate Governance Committee leads discussions with respect to director nominations, the current composition of the Board and other Board policy matters.
Following each executive session, the independent directors report the results of the discussions to the full Board, as appropriate. These discussions are led by the appropriate Committee chair. Additional executive sessions may be convened at any time at the request of an independent director and, in such event, the chairperson of the Committee most closely associated with the discussed topic leads the discussion and then reports to the full Board. During executive sessions, directors also discuss and propose matters to be included in the agenda for future Board meetings.
RISK OVERSIGHT
The Board’s primary function is one of oversight. The Board as a whole works with the Company’s management team to promote and cultivate a corporate environment that incorporates enterprise-wide risk management into strategy and operations. Management periodically reports to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Each Committee of the Board is responsible for the evaluation of elements of risk management based on the Committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its Committees consider whether the Company’s programs adequately identify material risks in a timely manner and implement appropriately responsive risk management strategies throughout the organization. The Audit Committee focuses on assessing and mitigating financial risk, including risk related to internal controls, and receives at least quarterly reports from management on identified risk areas. In setting compensation, the Compensation Committee strives to create incentives that encourage behavior consistent with the Company’s business strategy, without encouraging undue risk-taking. The Nominating and Corporate Governance Committee considers areas of potential risk within corporate governance and compliance, such as management succession. Each of the Committees reports to the Board as a whole as to their findings with respect to the risks they are charged with assessing.
COMPENSATION CONSULTANT
The Compensation Committee retains sole authority to engage compensation consultants, including determining the nature and scope of services and approving the amount of compensation for those services, and legal counsel or other advisors. The Compensation Committee assesses the independence of any consultants pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing rules of Nasdaq. The Company will provide for appropriate funding, as determined by the Compensation Committee, for payment of any such investigations or studies and the compensation to any consulting firm, legal counsel or other advisors retained by the Compensation Committee. The Compensation Committee did not hire a compensation consultant during 2021.
OUR COMMITMENT TO SOUND CORPORATE GOVERNANCE
AeroClean is committed to strong corporate governance practices designed to maintain high standards of oversight, integrity and ethics.
Our governance structure enables independent, experienced and accomplished directors to provide advice, insight and oversight to advance the interests of the Company and our stockholders. AeroClean has developed sound governance standards, as found in our Code of Ethics and Business Conduct (applicable to all employees, directors and officers), systematic approach to risk management, and our commitment to transparent financial reporting. Our Code of Ethics and Business Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations and constitutes a “code of conduct” within the meaning of Rule 5610 of the Nasdaq listing rules and a “code of ethics” within the meaning of Section 406(b) of the Sarbanes-Oxley Act of 2002 and applicable SEC regulations.
We encourage you to visit the Corporate Governance section of our Investor Relations website www.aeroclean.com/investors where you will find detailed information about corporate governance at AeroClean, including:
•
Charters for our Committees; and

•
Our Code of Ethics and Business Conduct.

Amendments to, or waivers of the provisions of, the Code of Business Conduct, if any, made with respect to any of our directors and officers will be posted on our website at www.aeroclean.com/investors.
STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS
To facilitate the ability of stockholders to communicate with our Board, communications may be sent to: The Board of Directors, c/o Corporate Secretary, AeroClean Technologies, Inc., 10455 Riverside Drive, Palm Beach Gardens, Florida 33410.
Our Corporate Secretary reviews all correspondence addressed to the Board and regularly presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that he or she otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical and conflict-of-interest situations, which are directed to the Nominating and Corporate Governance Committee.

DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards(l)(2) ($)	All Other Compensation ($)	Total ($)
Amin J. Khoury, PhD (Hon)	—	378,620	—	378,620
David Helfet, M.D.	—	617,078	—	617,078
Michael Senft	—	529,404	—	529,404
Thomas P. McCaffrey	—	378,620	—	378,620
Heather Floyd	—	378,620	—	378,620

(1)
The amounts reported represent the aggregate full grant date fair value of applicable stock awards calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (without any reduction for risk of forfeiture), rather than the amounts paid to or realized by the named individual. For more information about our adoption of FASB ASC Topic 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 10 to our audited financial statements for the fiscal year ended December 31, 2021 included in our 2021 Annual Report on Form 10-K filed with the SEC on April 1, 2022.

(2)
The table below shows the aggregate number of unvested restricted stock units held as of December 31, 2021 by each non-employee director who was serving as of December 31, 2021:

Name	Unvested Restricted Stock Units (#)
Amin J. Khoury, PhD (Hon)	37,862
David Helfet, M.D.	31,551
Michael Senft	37,862
Thomas P. McCaffrey	37,862
Heather Floyd	37,862
Equity Awards
On April 1, 2021, our predecessor AeroClean Technologies, LLC granted to Dr. Helfet and Mr. Senft 89,486 and 44,743 fully vested Class A units, respectively. In connection with our IPO, such Class A units were converted into shares of AeroClean common stock at a conversion ratio of 0.8462 shares of AeroClean common stock for each Class A unit, such that following such conversion, Dr. Helfet and Mr. Senft held 75,723 and 37,862 fully vested shares of AeroClean common stock, respectively.
In connection with our IPO, on November 29, 2021, we granted 37,862 restricted stock units under the Company’s 2021 Incentive Award Plan (the “Plan”) to each of Messrs. Khoury, Senft and McCaffrey and Ms. Floyd and 31,551 restricted stock units under the Plan to Dr. Helfet. Additionally, on May 11, 2022, in connection with his appointment to the Board, we granted 37,000 restricted stock units under the Plan to Mr. Scannell. Each aforementioned award of restricted stock units is eligible to vest in three equal installments on each of the first three anniversaries of the grant date, subject to the applicable director’s continued service to us through the applicable vesting date. Notwithstanding the foregoing, any unvested portion of a director’s award of restricted stock units will vest in full immediately prior to the consummation of a change in control (as defined in the applicable award agreement), subject to the applicable director’s continued service to us through such date.
On May 11, 2022, the Board approved annual grants of restricted stock units to the Company’s officers, directors and certain other employees, with the grants to be effective and based upon the closing share price of the Company’s common stock on June 1, 2022. The Company intends to make future annual grants at its regularly scheduled Board meeting occurring closest to June 1 of the applicable year.
Director Deferred Compensation Plan
Effective January 1, 2022, the Company adopted the Non-Employee Directors Stock and Deferred Compensation Plan (the “Director Deferred Compensation Plan”). An aggregate of up to 277,273 shares of our common stock may be delivered pursuant to the Director Deferred Compensation Plan. Subject to the terms and conditions of the Director Deferred Compensation Plan, each non-employee director may elect to defer his or her eligible compensation for any calendar year. Eligible compensation includes retainer and/or meeting fees for services as a director, which may be payable in cash or shares of common stock. With respect to cash compensation, a director may elect, in lieu of cash, to receive such compensation in shares of common stock, to defer such compensation in a cash account or to defer such compensation in a stock unit account (or any combination thereof). With respect to equity compensation, a director may elect, in lieu of common stock, to defer all or a portion of such compensation in a stock unit account. The portion of eligible compensation subject to deferral or payment in shares of common stock is limited to increments of 25%, 50%, 75% and 100%. If an eligible director has made an election to defer the receipt of his or her compensation in cash, then each quarter, the participant’s cash account will be credited with earnings reasonably determined by the plan administrator to be allocable to such account. If an eligible director has made an election to defer the receipt of his or her stock or cash compensation in a stock unit account, although such participant will not be entitled to any voting or other stockholder rights with respect to stock units granted or credited under the Director Deferred Compensation Plan, each quarter, such participant’s stock unit account will be credited with additional stock units equal to the amount of dividends paid during the quarter on a number of shares equal to the aggregate number of stock units in the stock unit account divided by the average fair market value of a share of common stock as of the applicable crediting date. All stock units or other amounts credited to a participant’s account will at all times be fully vested and not subject to a risk of forfeiture. In the event of a Change in Control (as defined in the Director Deferred Compensation Plan), or in the event that a participant ceases to serve as a director, the crediting of amounts to a cash account and the crediting of stock units to a stock unit account will be accelerated to the date of the Change in Control or termination of service. Our Board may terminate or discontinue the Director Deferred Compensation Plan at any time, and the Director Deferred Compensation Plan will automatically terminate upon a Change in Control. The consummation of the Company’s IPO did not constitute a Change in Control under the Director Deferred Compensation Plan. No benefits will accrue in respect of eligible compensation earned after a discontinuance or termination of the Director Deferred Compensation Plan.
POLICY ON HEDGING AND PLEDGING
The Company’s insider trading policy applies to our directors and executive officers and prohibits short sales, transactions in put or call options or other hedging activities with respect to any security of the Company. The Company’s insider trading policy also prohibits our directors and executive officers from holding Company securities in a margin account or pledging Company securities as collateral for a loan unless the Company provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.
We have reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2021 with management and Citrin Cooperman & Company, LLP, the Company’s independent registered public accounting firm.
The Audit Committee discussed and reviewed with Citrin Cooperman & Company, LLP all communications required by generally accepted auditing standards, including, among other things, the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16, “Communication with Audit Committees,” and discussed and reviewed the results of Citrin Cooperman & Company, LLP’s audit of the Company’s consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.
The Company’s independent auditors also provided to us the written disclosures and the annual communication required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with the independent auditors their independence from the Company. When considering Citrin Cooperman & Company, LLP’s independence, we considered whether their provision of services to the Company, beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements, was consistent with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Citrin Cooperman & Company, LLP, and their respective affiliates for audit and non-audit services.
Based on our review, these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K.
With respect to the above matters, the Audit Committee submits this report.
Audit Committee
Heather Floyd
Thomas P. McCaffrey
Michael Senft
The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

Executive Officers

The following table sets forth information regarding our executive officers as of June 6, 2022.
Jason DiBona, Age 51 Chief Executive Officer	Mr. DiBona has served as our Chief Executive Officer since May 2020. Mr. DiBona brings more than 25 years of experience in developing and executing strategies for sustainable growth. He has held leadership roles in medical and healthcare technologies, global sales operations and start-up environments and has experience working with diverse private and public sector clients in more than 120 countries. Mr. DiBona spent the majority of his career, from 1999 to 2014, at GE Healthcare, holding multiple leadership and business development roles across the global healthcare organization. After his time at GE Healthcare, from 2014 to 2018, Mr. DiBona led the sales and marketing efforts at ePreop, a start-up medical software developer, with a successful launch and exit in the role of Executive Vice President of Sales and Marketing. Prior to AeroClean, Mr. DiBona served as Senior Vice President of Global Sales Strategies for America’s largest homebuilder, Lennar Corporation. Mr. DiBona earned his Bachelor of Science degrees in Molecular Biology and Microbiology from the University of Central Florida.
Ryan Tyler, Age 38 Chief Financial Officer	Mr. Tyler has served as our Chief Financial Officer since October 2020. Prior to joining AeroClean, Mr. Tyler held various positions from 2014 to 2020 at B/E Aerospace, Inc., KLX Inc. and KLX Energy Service Holdings, Inc., including Vice President, overseeing financial reporting, internal controls, corporate development, investor relations and financial planning and analysis. Prior to the KLX Inc. spin-off from B/E Aerospace, Mr. Tyler served as B/E Aerospace’s Director of Financial Reporting and Internal Controls from 2013 to 2014, where he focused on the company’s public filings, mergers and acquisitions and capital raises. Mr. Tyler also spent three years at Oxbow Carbon LLC, serving as a Controller responsible for several of the company’s lines of business over the three-year period. Mr. Tyler spent five years at Ernst & Young as a Manager providing audit services to public and private clients in multiple sectors, including telecommunications, real estate, healthcare, financial services and distribution. Mr. Tyler received his Bachelor and Master of Accounting degrees from the University of Florida and received a Certified Public Accountant designation in Florida (inactive).
Mark Krosney, Age 75 Chief Scientific Officer	Mr. Krosney is one of our co-founders and is our Chief Scientific Officer. He has been the driving force in the development of AeroClean Technologies’ proprietary technology. Mr. Krosney is primarily responsible for numerous patents, including several that are important parts of our IP portfolio. Mr. Krosney is a key member of the development team for the Pūrgo air purification and disinfection product development project. Prior to becoming Vice President and General Manager of B/E Aerospace’s Business Jet Group, Mr. Krosney was B/E Aerospace’s technical interface with The Boeing Company, Airbus and the Federal Aviation Administration. Earlier in his career, Mr. Krosney worked on jet engine and rocket propulsion systems as well as technical control systems at United Technologies. Mr. Krosney received his Bachelor of Science degree in Engineering from Carnegie Mellon University and Master of Science degree in Management of Technology from the Sloan School at the Massachusetts Institute of Technology.

Stock Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company’s capital stock as of June 6, 2022, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company, (ii) each of the Company’s named executive officers, (iii) each of the Company’s directors and (iv) all of the Company’s executive officers and directors as a group.
We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 13,877,636 shares of common stock outstanding at June 6, 2022. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to restricted stock units held by that person or entity that are currently exercisable or that will become exercisable within 60 days of June 6, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o AeroClean Technologies, Inc., 10455 Riverside Drive, Palm Beach Gardens, FL 33410.
	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Outstanding Shares
5% Stockholders
Lewis Pell(1)	1,569,060	11.3%
Dateline TV Holdings, Inc.(2)	1,198,062	8.6%
Named Executive Officers and Directors
Amin J. Khoury(3)	5,619,793	40.5%
David Helfet, M.D.(4)	759,590	5.5%
Mark Krosney	256,728	1.9%
Michael Senft(5)	37,862	*
Thomas P. McCaffrey(6)	373,017	2.7%
Heather Floyd(7)	—	—
Timothy Scannell(8)	—	—
Jason DiBona(9)	—	—
Ryan Tyler(10)	—	—
All Executive Officers and Directors as a Group (9 persons)	7,046,990	50.8%

*
Less than 1 percent

(1)
Based solely on information reported in a Schedule 13G, filed with the SEC on February 14, 2022 by Mr. Pell. As reported in such filing, Mr. Pell has sole voting power with respect to 1,569,060 shares and sole dispositive power with respect to 1,569,060 shares.

(2)
Based solely on information reported in a Schedule 13G/A, filed with the SEC on May 11, 2022 by Dateline TV Holdings, Inc. As reported in such filing, Dateline TV Holdings Inc. has sole voting power with respect to 1,198,062 shares and sole dispositive power with respect to 1,198,062 shares. Timothy Helfet has voting and investment power over the shares held by Dateline TV Holdings, Inc. The principal business address of Dateline TV Holdings, Inc. is 207 River Park Drive, Great Falls, VA 22006.

(3)
Excludes 37,862 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(4)
Excludes 31,551 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(5)
Excludes 37,862 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(6)
Excludes 37,862 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(7)
Excludes 37,862 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(8)
Excludes 37,000 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(9)
Excludes 295,513 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

(10)
Excludes 147,756 shares of our common stock underlying restricted stock units that do not vest within 60 days of June 6, 2022.

Executive Compensation

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2021 and 2020.
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Jason DiBona Chief Executive Officer	2021	280,000	165,000	2,955,130	8,450	3,408,580
	2020	43,077	—	—	151,300	194,377
Ryan Tyler Chief Financial Officer	2021	220,000	115,500	1,477,560	—	1,813,060
	2020	33,846	—	—	20,000	53,846
Mark Krosney Chief Scientific Officer	2021	—	—	—	162,504	162,504
	2020	—	—	—	108,336	108,336

(1)
Messrs. DiBona and Tyler earned annual cash bonuses for 2021 equal to $165,000 and $115,500, respectively, which were paid in March 2022. Mr. Krosney did not earn an annual cash bonus for 2021 and none of the named executive officers earned an annual cash bonus for 2020.

(2)
The amounts reported represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 (without any reduction for risk of forfeiture), rather than the amounts paid to or realized by the named individual. For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 10 to our audited financial statements for the fiscal year ended December 31, 2021 included in our 2021 Annual Report on Form 10-K filed with the SEC on April 1, 2022.

(3)
Amounts in this column for 2021 represent: (i) for Mr. DiBona, total car allowance payments of $8,450; and (ii) for Mr. Krosney, aggregate consulting fees of $162,504. Amounts in this column for 2020 represent: (i) for Mr. DiBona, aggregate consulting fees of $150,000 and total car allowance payments of $1,300; (ii) for Mr. Tyler, aggregate consulting fees of $20,000; and (iii) for Mr. Krosney, aggregate consulting fees of $108,336.

NARRATIVE TO SUMMARY COMPENSATION TABLE
2021 Salary and Consulting Fees
As of November 1, 2020, Messrs. DiBona and Tyler receive a base salary at a per annum rate of $280,000 and $220,000, respectively, to compensate them for services rendered to our Company. The base salary payable to each of Messrs. DiBona and Tyler is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
Mr. Krosney provided consulting services to us for the entirety of 2021 and did not receive a base salary. The aggregate amount of the consulting fees paid to Mr. Krosney in 2021 was equal to $162,504. There is no written consulting agreement with respect to the consulting services provided by Mr. Krosney.
2021 Bonuses
Messrs. DiBona and Tyler are eligible to receive a discretionary annual cash bonus as determined by our Board in its sole discretion, targeted for Messrs. DiBona and Tyler at a percentage of base salary equal to 100% and 70%, respectively. We paid annual cash bonuses of $165,000 and $115,500 to Messrs. DiBona and Tyler, respectively, in March 2022 for 2021 performance.
Equity Compensation
We adopted the Plan in connection with the IPO in order to facilitate the grant of cash and equity incentives to directors, employees (including Messrs. DiBona and Tyler) and consultants (including Mr. Krosney) of our Company and certain of its affiliates and to enable our Company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success.
On November 29, 2021, in connection with the IPO, the Company granted Messrs. DiBona and Tyler an aggregate of 295,513 and 147,756 restricted stock units, respectively, under the Plan. For more information, please see “—Outstanding Equity Awards at Fiscal Year-End” below.
On May 11, 2022, the Board approved annual grants of restricted stock units to the Company’s officers, directors and certain other employees, with the grants to be effective and based upon the closing share price of the Company’s common stock on June 1, 2022. The Company intends to make future annual grants at its regularly scheduled Board meeting occurring closest to June 1 of the applicable year.
Other Elements of Compensation
Retirement Plans
We intend to establish a 401(k) retirement savings plan for our employees, including Messrs. DiBona and Tyler, who satisfy certain eligibility requirements. We expect that Messrs. DiBona and Tyler will be eligible to participate in the 401(k) plan. The Internal Revenue Code of 1986, as amended (the “Code”), allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan will add to the overall desirability of our executive compensation package and further incentivize our employees, including Messrs. DiBona and Tyler, in accordance with our compensation policies.
We intend to establish a supplemental executive retirement plan (“SERP”) for certain of our employees, including Messrs. DiBona and Tyler. The SERP will be an unfunded plan maintained for the purpose of providing deferred compensation for certain employees. The SERP will allow certain employees to annually elect to defer a portion of their compensation, on a pre-tax basis, until their retirement. The retirement benefit to be provided will be based on the amount of compensation deferred.
Employee Benefits
Health/Welfare Plans
Messrs. DiBona and Tyler are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, short-term and long-term disability insurance and life insurance.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning outstanding equity awards held by each named executive officer as of December 31, 2021.
	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Jason DiBona	11/29/2021(1)	238,317	2,495,179	—	—
	11/29/2021(2)	57,196	598,842	—	—
Ryan Tyler	11/29/2021(1)	119,158	1,247,584	—	—
	11/29/2021(2)	28,598	299,421	—	—
Mark Krosney	—	—	—	—	—

(1)
Awards constitute restricted stock units that will vest in equal installments on each of the first two anniversaries of the grant date, subject to the applicable named executive officer’s continued service through the applicable vesting dates.

(2)
Awards constitute restricted stock units that will vest in equal installments on each of the first three anniversaries of the grant date, subject to the applicable named executive officer’s continued service through the applicable vesting dates.

(3)
Values are based on the closing price of $10.47 per share of our common stock on December 31, 2021 as quoted on the Nasdaq Capital Market.

Employment Agreements
We entered into the employment agreements with each of Messrs. DiBona and Tyler on November 1, 2020, which were subsequently amended on May 1, 2021 (the “Executive Employment Agreements”), providing for their positions as Chief Executive Officer and Chief Financial Officer, respectively. The Executive Employment Agreements provide for (i) at-will employment and do not contain a fixed term, (ii) an annual base salary for Messrs. DiBona and Tyler of $280,000 and $220,000, respectively, and (iii) eligibility to receive a discretionary annual cash bonus, based upon achievement of annual performance targets, targeted for Messrs. DiBona and Tyler at a percentage of base salary equal to 100% and 70%, respectively.
Pursuant to the Executive Employment Agreements, upon a termination of employment by us without Cause (as defined in the Executive Employment Agreements), each of Messrs. DiBona and Tyler will receive continued payment of his respective base salary for a period of six months following the applicable executive’s termination of employment. In addition, upon a termination of employment by us without Cause or by either of Messrs. DiBona and Tyler for Good Reason (as defined in the Executive Employment Agreements), in each case during the 12-month period following the occurrence of a Change in Control (as defined in the Executive Employment Agreements), the vesting of the applicable executive’s outstanding time-vesting equity awards will accelerate, vesting in full. The consummation of the IPO did not constitute a Change in Control under the Executive Employment Agreements. In order to receive any of the foregoing severance payments and benefits, Messrs. DiBona and Tyler will be required to execute a separation agreement containing a release of claims in favor of us.

We also entered into a Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement with each of Messrs. DiBona and Tyler, which contains (i) a confidentiality covenant that applies during the course of the executive’s employment with us and perpetually following his termination of employment, (ii) a non-competition covenant that applies during the course of the executive’s employment with us and for a period of two years following his termination of employment and (iii) customer and employee non-solicitation covenants that apply during the course of the executive’s employment with us and for a period of two years following his termination of employment.
Mr. Krosney provided consulting services to us for the entirety of 2021. There is no written consulting agreement with respect to the consulting services provided by Mr. Krosney.

Policy and Procedures for the Review and Approval of Related Party Transactions

Our Certificate of Incorporation provides that no contract or transaction between us and one or more of our directors or officers (including entities or other organizations in which one or more of our directors or officers have a financial interest) shall be void or voidable solely for that reason, or because such director or officer is present at, participates in, or his or her vote is counted at the meeting where the contract or transaction is authorized, if (i) the material facts of the director’s or officer’s interest in the contract or transaction are disclosed to or known by the Board or Committee thereof and the Board or the Committee thereof in good faith authorizes the contract or transaction by an affirmative vote of a majority of the disinterested directors (even if less than a quorum), (ii) the material facts of the director’s or officer’s interest in the contract or transaction are disclosed to or known by the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders, or (iii) the contract or transaction is fair to our Company at the time that it is authorized, approved or ratified by the Board, a committee thereof or the stockholders.
Our Board adopted a written policy pursuant to which our Audit Committee will be presented with a description of any related party transactions for them to consider for approval. The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Ethics and Business Conduct, a copy of which is posted on our website
www.aeroclean.com/investors.
The policy generally provides that our management will gather information with respect to actual or potential related party transactions and then present to the Audit Committee for approval any transaction at or above an amount that exceeds $120,000 in which the related person may have a direct or indirect interest. In determining whether to approve or ratify a related party transaction, we expect the Audit Committee to consider the following: whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and the extent of the related party’s interest in the related party transaction. The policy also identifies certain types of transactions that our Board has pre-identified as not involving a direct or indirect material interest and are, therefore, not considered related party transactions for purposes of the policy.
Furthermore, under our Code of Ethics and Business Conduct, persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, the Chief Financial Officer. The Chief Financial Officer may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Executive Officer with a written description of the activity and seeking the Chief Executive Officer’s written approval. If the Chief Financial Officer is involved in the potential or actual conflict, the matter will instead be discussed directly with the Audit Committee. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements, we describe below transactions and series of similar transactions for the year ended December 31, 2021, to which we were a party or will be a party, in which:
•
the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and

•
any of our directors, executive officers or holders of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Our Chairman, Dr. Khoury, owns 50% of the limited liability company that is the landlord for our corporate headquarters. Annual rent under our lease is $260,000, increasing 2.5% on each anniversary. The lease term is 10 years beginning from March 1, 2021. As of December 31, 2021, the Company’s remaining payments under the lease approximated $2,675,000.
In March 2021, our predecessor AeroClean Technologies, LLC sold 5,073,056 Class A units in a private placement to its existing members at $1.00 per Class A unit for total consideration of $5,073,056. In connection with this sale, our Chairman purchased 2,929,730 Class A units for $2,929,730, Dateline TV Holdings, Inc. purchased 603,259 Class A units for $603,259, Lewis Pell purchased 790,067 Class A units for $790,067 and Mr. McCaffrey purchased 400,000 Class A units for $400,000. In connection with our IPO, we reorganized our corporate structure to become a Delaware corporation by converting the Class A units of AeroClean Technologies, LLC into shares of AeroClean Technologies, Inc. common stock at a conversion ratio of 0.8462 shares of common stock for each Class A unit.
In July and August 2021, eight Pūrgo units were sold at current market prices to an entity in which our Chairman has a financial interest.
On September 30, 2021, we borrowed $500,000, and on November 5, 2021, we borrowed an additional $500,000 pursuant to bridge loans from our Chairman at an interest rate of the prime rate plus 3.0% per annum, which was 6.25% for the life of the bridge loans, with the principal and accrued interest due upon demand. On December 1, 2021, the Company repaid approximately $1,000,000 out of the net proceeds from the IPO in connection with the full satisfaction and discharge of these bridge loans.
Upon the completion of the IPO, we entered into a registration rights agreement with our Chairman and each of our other stockholders that held 10% or more of our outstanding shares of common stock upon completion of the IPO. The registration rights agreement provides (x) our Chairman with “demand” registration and customary “piggyback” registration rights and (y) our other stockholders party to the registration rights agreement with customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act.

Proposal 2: Amendment to the Company’s 2021 Incentive Award Plan

The Board is asking you to approve an amendment (the “Plan Amendment”) to the Company’s 2021 Incentive Award Plan (the “Plan”) to increase the total number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the Plan (after taking into account an increase on January 1, 2022 of 277,552 shares pursuant to the evergreen set forth in the second sentence of Section 3.1 of the Plan but not giving effect to any future increases pursuant to the evergreen) from 1,663,916 to 3,163,916. The Plan was adopted by the Board and approved by our stockholders in November 2021 to promote our long-term success by providing eligible individuals with opportunities to obtain a proprietary interest in us through the grant of equity-based awards. On May 11, 2022, the Board approved the Plan Amendment, subject to approval by our stockholders. A copy of the Plan Amendment has been included as Annex A to this Proxy Statement, which was also filed electronically with the SEC and can be reviewed on the SEC’s website at www.sec.gov.
As of May 23, 2022, (i) a total of 663,268 restricted stock units granted to eight individuals were outstanding under the Plan (no other forms of equity award were outstanding) and 1,000,648 shares of our common stock were available for new awards granted under the Plan, and (ii) the per share closing price of our common stock was equal to $2.10. The Company believes these awards provide participants with incentives to contribute to our long-term growth and profitability. The Plan also assists in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company. Accordingly, the Board has approved and is asking you to approve the Plan Amendment to increase the maximum number of shares of common stock that may be delivered pursuant to awards granted under the Plan (after taking into account an increase on January 1, 2022 of 277,552 shares pursuant to the evergreen set forth in the second sentence of Section 3.1 of the Plan but not giving effect to any future increases pursuant to the evergreen) from 1,663,916 to 3,163,916.
Our employees, consultants and non-employee directors are eligible to participate in the Plan. As of May 23, 2022, we have approximately eight employees, six consultants and six non-employee directors. Since the consummation of the IPO, we have granted equity-based incentive compensation to eight individuals.

Equity Compensation Plan Information
The following table provides information with respect to the shares of our common stock that may be issued under our existing equity compensation plans, which consist of the Plan, the ESPP and the Company’s Non-Employee Directors Stock and Deferred Compensation Plan (the “Director Deferred Compensation Plan”), all stockholder approved, as a group, as of December 31, 2021.
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
	(#)	($)	(#)
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Stockholders	626,268	—(2)	1,176,005
Equity Compensation Plans not Approved by Stockholders	n/a	n/a	n/a
Total	626,268	—	1,176,005

(1)
This column is comprised of 626,268 shares of our common stock subject to unvested restricted stock units that were granted under the Plan.

(2)
The weighted-average exercise price is calculated based solely on the exercise prices of outstanding options (there were none as of December 31, 2021) and does not reflect the shares that will be issued upon the vesting of outstanding restricted stock units, which have no exercise price.

(3)
This is comprised of (i) 760,096 shares of our common stock that remained available for future issuance under the Plan, (ii) 277,273 shares of our common stock that remained available for future issuance under the Director Deferred Compensation Plan and (iii) 138,636 shares of our common stock that remained available for future issuance under the ESPP.

New Plan Benefits
The number of awards that our named executive officers, other executive officers, directors and other employees and consultants may receive under the Plan Amendment will be determined in the discretion of the Compensation Committee in the future, and the Compensation Committee has not made any determination to make future grants to any persons under the Plan Amendment as of the date of this Proxy Statement. Therefore, it is not possible to determine the benefits that will be received in the future by such participants in the Plan. The Plan Amendment would have had no effect on the benefits that would have been received by such participants if the Plan (as amended by the Plan Amendment) had been in effect in the year ended December 31, 2021.
Description of the Plan
The following description of the principal terms of the Plan is a summary and is qualified in its entirety by reference to the full text of the Plan.
Eligibility and Administration. Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries, are eligible to receive awards under the Plan. The Plan is administered by the Board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Plan, including any vesting and vesting acceleration conditions.
Limitations on Awards and Shares Available. The aggregate number of shares of our common stock that are available for issuance under awards granted pursuant to the Plan, without taking into account the increase contemplated by the Plan Amendment, which shares may be authorized but unissued shares, or shares purchased in the open market, is equal to the sum of (i) 1,386,364 shares and (ii) an annual increase on the first day of each year beginning in 2022 and ending in 2031, equal to the lesser of (A) 2% of the shares outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares as determined by our Board (such annual increase on January 1, 2022 was equal to 277,552 shares and has not been determined for fiscal years 2023 through 2031). If an award under the Plan is forfeited, expires, is converted to shares of another entity in connection with a spin-off or other similar event or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration, conversion or cash settlement, be used again for new grants under the Plan. However, the following shares may not be used again for grant under the Plan: (1) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award; (2) shares subject to a stock appreciation right (“SAR”), that are not issued in connection with the stock settlement of the SAR on its exercise; and (3) shares purchased on the open market with the cash proceeds from the exercise of options. Awards granted under the Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Plan.
Awards. The Plan provides for the grant of stock options, including incentive stock options (“ISOs”), and nonqualified stock options (“NSOs”), SARs, restricted stock, restricted stock units, other stock or cash based awards and dividend equivalents. Certain awards under the Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the Plan are set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.
•
Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option for any such award granted to a participant subject to taxation in the United States may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•
SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR for any such award granted to a participant subject to taxation in the United States may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•
Restricted Stock and Restricted Stock Units. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Restricted stock units are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying restricted stock units may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and restricted stock units may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•
Other Stock or Cash Based Awards. Other stock or cash awards are cash payments, cash bonus awards, stock payments, stock bonus awards or incentive awards paid in cash, shares of our common stock or a combination of both, and may include deferred stock, deferred stock units, retainers, committee fees and meeting based fees.

•
Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents may not be paid on awards granted under the Plan unless and until such awards have vested.

Certain Transactions. The plan administrator has broad discretion to take action under the Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator may make equitable adjustments to the Plan and outstanding awards. In the event of a change in control of the Company (as defined in the Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards are subject to the provisions of any claw-back policy implemented by our Company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Plan Amendment and Termination. Our Board may amend or terminate the Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the Plan after the tenth anniversary of the date on which our Board adopted the Plan.
Certain Federal Income Tax Consequences
The following discussion of certain of the U.S. federal income tax consequences of awards under the Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete discussion. This description may differ from the actual tax consequences incurred by any individual recipient of an award. Moreover, existing law is subject to change by new legislation, by new regulations, by administrative pronouncements and by court decisions or by new or clarified interpretations or applications of existing laws, regulations, administrative pronouncements or court decisions. Any such change may affect the federal income tax consequences described below. The following summary of the federal income tax consequences in respect of the Plan is for general information only. Interested parties should consult their own tax advisors as to specific tax consequences, including the application and effect of foreign, state and local laws.
NSOs. For federal income tax purposes, if a participant is granted NSOs under the Plan, he or she will not have taxable income on the grant of the NSO, nor will the Company be entitled to any deduction. Generally, upon the exercise of an NSO, the participant will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price. The participant’s basis for the shares for purposes of determining his or her gain or loss on subsequent disposition of such shares generally will be the fair market value of the shares on the date the option is exercised. Any subsequent gain or loss will be generally taxable as capital gain or loss.
ISOs. There is no taxable income to the participant when an ISO is granted or when the option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price will be an “item of adjustment” for the participant for purposes of the alternative minimum tax. Gain realized by the participant on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the participant disposes of the shares within (a) two years after the date of grant of the ISO or (b) one year after the date the shares were transferred to the participant. If the shares are sold or otherwise disposed of before the end of either the one-year or two-year period specified above, the difference between the option exercise price and the fair market value of the shares on the date of the ISO’s exercise will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent the participant must recognize ordinary income. If such a sale or disposition takes place in the year in which the ISO is exercised, the income the participant recognizes upon the sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if the participant sells or otherwise disposes of the shares before the end of either the one-year or two-year period specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the participant recognizes on the disposition of the shares. An ISO exercised more than three months after the participant terminates employment, other than by reason of death or disability, will be taxed as an NSO, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. The Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.
SARs. No taxable income is realized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. The Company will be entitled to a deduction for compensation paid in the same amount that the participant realized as ordinary income.
Restricted Stock. For federal income tax purposes, the participant generally will not have taxable income on the grant of restricted stock, nor will the Company then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code. However, when restrictions on restricted stock lapse, such that the restricted stock is no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction, for an amount equal to the difference between the fair market value of the shares on the date such restrictions lapse over the purchase price for the restricted stock.
Restricted Stock Units. The participant generally will not realize taxable income at the time of the grant of the restricted stock units, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash, shares or a combination of cash and shares, the participant will have ordinary income, and the Company will be entitled to a corresponding deduction. Restricted stock units may be subject to Section 409A of the Code, and the failure of any restricted stock units that is subject to Section 409A of the Code to comply with Section 409A of the Code may result in taxable income to the participant upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed under Section 409A of the Code, and certain interest penalties may apply.
Other Stock or Cash Based Awards. Participants generally will recognize ordinary income upon the receipt of the shares or cash underlying stock or cash based awards, and the Company will have a deduction in the same amount. Other stock or cash based awards may be subject to Section 409A of the Code, and the failure of any such award that is subject to Section 409A of the Code to comply with Section 409A of the Code may result in taxable income to the participant upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed under Section 409A of the Code, and certain interest penalties may apply.
Dividend Equivalents. The participant generally will not realize taxable income at the time of the grant of the dividend equivalents, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant will recognize ordinary income, and the Company will be entitled to a corresponding deduction.
Section 409A of the Code. Certain types of awards under the Plan, including restricted stock units, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Plan and awards granted under the Plan are structured and interpreted in a manner that is intended to be exempt from or comply with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. In the event the plan administrator determines that any award may be subject to Section 409A of the Code, the plan administrator may (but is not obligated to), without a holder’s consent, adopt amendments to the Plan and applicable award agreements or adopt policies and procedures that the plan administrator determines are necessary or appropriate to exempt the applicable awards from Section 409A of the Code or to comply with the requirements of Section 409A of the Code. The Company has no obligation under the Plan or otherwise to take any action to avoid the imposition of taxes, penalties or interest under Section 409A of the Code with respect to any award and has no liability to avoid the imposition of taxes, penalties or interest under Section 409A of the Code with respect to any award and will have no liability to any holder or any other person if any award, compensation or other benefits under the Plan are determined to constitute non-compliant “non-qualified deferred compensation” subject to the imposition of taxes, penalties or interest under Section 409A of the Code.
Section 162(m) of the Code. Section 162(m) of the Code generally provides that income tax deductions of publicly held corporations may be limited to the extent total compensation (including, but not limited to, base salary, annual bonus and income attributable to stock option and SAR exercises and other equity award settlements and other non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation.
Required Vote of Stockholders
The affirmative vote of a majority in voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon is required to approve the Plan Amendment Proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PLAN AMENDMENT PROPOSAL.

Proposal 3: Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Citrin Cooperman & Company, LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending December 31, 2022, and presents this appointment to the stockholders for ratification.
Although stockholder approval of this appointment is not required, the Audit Committee and the Board believe that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Citrin Cooperman & Company, LLP acted as our independent registered public accounting firm for the 2021 fiscal year. A representative of Citrin Cooperman & Company, LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.
For information concerning the appointment of Citrin Cooperman & Company, LLP, see “Report of the Audit Committee of the Board of Directors” above. For information concerning fees paid to Citrin Cooperman & Company, LLP, see “Principal Accountant Fees and Services” below.
The affirmative vote of a majority in voting power of the shares present in person or by proxy at the meeting and entitled to vote thereon is required to ratify the appointment of the independent registered public accounting firm.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF CITRIN COOPERMAN & COMPANY, LLP.

Audit Matters

Citrin Cooperman & Company, LLP has audited the financial statements of the Company for the fiscal year ended December 31, 2021.
A representative of Citrin Cooperman & Company, LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.
When considering Citrin Cooperman & Company, LLP’s independence, the Audit Committee considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function. The Audit Committee also reviewed, among other things, the amount of fees paid to Citrin Cooperman & Company, LLP for audit and non-audit services.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table sets forth by category of service the fees incurred in engagements performed by Citrin Cooperman & Company, LLP for professional services rendered to the Company for the fiscal year ended December 31, 2021.
Year ended December 31, 2021 ($)
Audit Fees(1)	176,500
Audit-Related Fees(2)	55,250
Tax Fees(3)	—
All Other Fees(4)	—
Total Fees	231,750

(1)
Audit-related fees pertain to services provided in connection with the Company’s offering statement on Form 1-A and other documents, including comfort letters and consents, issued in connection with the Company’s offering pursuant to Regulation A of the Securities Act and subsequent listing of our common stock on the Nasdaq Capital Market.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee approves all audit and audit-related services, tax services and other services provided by Citrin Cooperman & Company, LLP.
Any services provided by Citrin Cooperman & Company, LLP that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes Oxley Act of 2002, audit committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement. In 2021, none of the fees paid to Citrin Cooperman & Company, LLP were approved pursuant to the de minimis exception.
In making its recommendation to appoint Citrin Cooperman & Company, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, the Audit Committee has considered whether the services provided by Citrin Cooperman & Company, LLP are compatible with maintaining the independence of Citrin Cooperman & Company, LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.
Auditor Name: CITRIN COOPERMAN & COMPANY, LLP
Auditor Location: New York, New York

Stockholder Proposals

Proposals of stockholders intended to be presented at the annual meeting of stockholders to be held in 2023 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than February 10, 2023 to be considered for inclusion in the Company’s proxy materials for that meeting. That date is 120 calendar days before the one-year anniversary of the June 10, 2022 release date for this Proxy Statement. For notice of a stockholder proposal to be considered timely, a stockholder’s proposal must be delivered to, or mailed and received by, the Secretary of the Company in accordance with Section 2.09 of the Company’s Bylaws.
Procedural Matters

ANNUAL MEETING
Virtual Format
The Annual Meeting will be held exclusively by webcast at www.meetnow.global/MFHV4PU. Please note that, because the Annual Meeting is being held via live webcast, stockholders will not be able to attend the Annual Meeting in person.
You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner of shares held in “street name” as of May 23, 2022, the Record Date. In deciding all matters at the Annual Meeting, each holder of AeroClean common stock will be entitled to one vote for each share of common stock held as of the close of business on the Record Date.
If you are a stockholder of record (in other words, you hold your stock through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the proxy card that you received.
If you are a beneficial owner of stock held in “street name” (in other words, you hold your stock through an intermediary, such as a bank or broker) and wish to vote and/or submit questions at the Annual Meeting, you must register in advance. To register to attend the Annual Meeting, you must submit proof of your proxy power (legal proxy) reflecting your AeroClean Technologies holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00pm, Eastern Time, on July 7, 2022 (three business days in advance of the Annual Meeting).
You will receive a confirmation of your registration by email after we receive your registration materials.
Requests for registration should be directed to us at the following:
•
By email: forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

•
By mail:

Computershare
AeroClean Technologies, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
Online check-in for the Annual Meeting begins at approximately 4:15pm Eastern Time on July 12, 2022. The meeting will begin promptly at 4:30pm Eastern Time.

To attend the Annual Meeting via the live webcast, you will need the 15-digit control number that appears on the proxy card or on the voting instructions that accompanied your proxy materials. Additional directions for participating in the Annual Meeting are available at the website identified above.
Submission of Stockholder Questions
You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MFHV4PU. Those who attend the Annual Meeting as a guest will not have the option to submit questions during the meeting.
We intend to answer all questions submitted that are pertinent to the Company and the items being voted on by stockholders during the Annual Meeting as time permits and in accordance with our meeting procedures. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Substantially similar questions will be answered only once due to time constraints.
Virtual Meeting Technical Support
The virtual meeting platform is fully supported across most internet browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Please note that Internet Explorer is not a supported browser. Participants should ensure that they have a sufficient internet connection wherever they intend to participate in the meeting.
Online access will open at 4:15pm Eastern Time, 15 minutes prior to the start of the meeting, to allow time for you to log in and test your system and internet connectivity. We encourage you to access the meeting prior to the start time. For further assistance, you may call 1-888-724-2416 (toll free) or 1-781-575-2748 (international toll).
ACCESSING YOUR PROXY MATERIALS
The proxy materials are first being mailed on or about June 10, 2022.
Our proxy materials are available at www.aeroclean.com/investors. You can find directions on how to instruct us to send future proxy materials to you by email at http://www.computershare.com/investor. We strongly encourage you to consider choosing to receive future proxy materials by email. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
ELECTRONIC DELIVERY OF THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS
If you are a stockholder of record, you may choose to receive future proxy statements and annual reports electronically by consenting to electronic delivery online at: http://www.computershare.com/investor. If you choose to receive your proxy materials electronically, your choice will remain in effect until you notify us that you wish to discontinue electronic delivery of these documents. You may provide your notice to us via the Internet at http://www.computershare.com/investor.
If you hold your AeroClean stock in “street name” in a stock brokerage account or with a bank or other nominee, refer to the information provided by that entity for instructions on how to elect this option.

YOUR VOTE IS IMPORTANT
Whether or not you plan to virtually attend the Annual Meeting, please take the time to vote your AeroClean shares as soon as possible. You may vote your shares on the Internet, by using a toll-free telephone number or by mailing your proxy card (see your proxy card or voting instruction card (as applicable) for complete instructions).
Voting
Holders of record—If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may vote by:
•
Virtually attending the Annual Meeting and voting electronically;

•
Voting on the Internet or by telephone following the instructions provided in the proxy card; or

•
Mailing your proxy card so that it is received by AeroClean Technologies, Proxy Services, c/o Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233-5000 prior to the Annual Meeting.

Beneficial owners—If you are a beneficial owner of AeroClean stock, you may direct your vote by submitting your voting instruction to your broker, bank or other nominee in accordance with the voting instructions they provide. For matters that are considered “routine” in nature, brokers have discretionary authority to vote on behalf of the stockholder. The only routine proposal for consideration at the Annual Meeting is Proposal No. 3, the ratification of the appointment of our independent registered public accounting firm. Brokers may vote on this matter even if you have not provided voting instructions. Your broker, bank, or other nominee is not permitted to vote on Proposal No. 1 or Proposal No. 2, unless you provide voting instructions. Therefore, if you hold your shares in “street name” and do not return a voting instruction card, or if you return a voting instruction card but do not indicate how you want your broker, bank, or other nominee to vote on any of these matters, a broker non-vote will occur with respect to such matters. If you wish to vote at the Annual Meeting you must obtain a legal proxy executed in your favor from the holder of record prior to the meeting and register to attend the Annual Meeting as described in “Procedural Matters—Annual Meeting—Virtual Format.”

Other Matters

The Board is not aware of any matters that will be brought before the meeting other than as described in this Proxy Statement. However, if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

ANNEX A
First Amendment to the
AeroClean Technologies, Inc. 2021 Incentive Award Plan
This First Amendment (“Amendment”) to the AeroClean Technologies, Inc. 2021 Incentive Award Plan (the “Plan”) is made and adopted by the AeroClean Technologies, Inc. (the “Company”), subject to approval of the stockholders of the Company.  Capitalized terms used and not defined herein shall have the meanings given thereto in the Plan.
WHEREAS, on November 23, 2021, the Company’s Board of Directors (the “Board”) adopted, and the Company’s stockholders approved, the Plan;
WHEREAS, pursuant to Section 12.1 of the Plan, the Company may amend the Plan to increase the limit imposed in Section 3.1 of the Plan on the maximum number of Shares that may be issued under the Plan, subject to approval by the stockholders of the Company; and
WHEREAS, the Board has determined that it is advisable and in the best interest of the Company to amend the Plan to increase the number of Shares authorized for issuance under Section 3.1(a) the Plan (without taking into account the evergreen set forth in the second sentence of Section 3.1 of the Plan) by 1,500,000, such that such number shall be increased from 1,386,364 to 2,886,364 Shares.
NOW, THEREFORE, BE IT RESOLVED THAT the Plan is hereby amended as follows, subject to approval by the stockholders of the Company:
1.   Amendment of Section 3.1(a) of the Plan.   The first sentence of Section 3.1(a) of the Plan is hereby deleted in its entirety and replaced with the following:
“Subject to Sections 3.1(b) and 12.2, the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan is 2,886,364, all of which may be issued in the form of Incentive Stock Options.”
2.   Effect on the Plan.   Except as expressly modified by this Amendment, all other terms and provisions of the Plan shall be unchanged and shall remain in full force and effect.
3.   Governing Law.   This Amendment and all actions taken thereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.
This Amendment was adopted and approved by the Board on May 11, 2022.

A-1

01 - Amin J. Khoury04 - Thomas P. McCaffrey02 - David Helfet05 - Heather Floyd03 - Michael Senft06 - Timothy ScannellFor Withhold For Withhold For Withhold6 2 B VUsing a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas.03NPCB++Proposals — The Board of Directors recommend a vote FOR all the A nominees listed and FOR Proposals 2 and 3.2. To approve the amendment to the AeroClean Technologies, Inc.2021 Incentive Award Plan to increase the total number ofshares reserved for issuance thereunder3. To ratify the appointment of Citrin Cooperman & Company, LLPto serve as the independent registered public accounting firmfor AeroClean Technologies, Inc. for the fiscal year endingDecember, 31, 2022.1. To elect the nominees listed below for a term to expire at the 2023 Annual Meeting of the Stockholders and until his or her successor is duly elected and qualified:For Against AbstainPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please givefull title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q2022 Annual Meeting Proxy CardFor Against AbstainNote: In their discretion, the proxies are authorized to vote uponsuch other business as may properly come before the AnnualMeeting or any and all adjournments and postponements thereof.You may vote online or by phone instead of mailing this card.OnlineGo to www.investorvote.com/AERC or scanthe QR code — login details are located inthe shaded bar below.Save paper, time and money!Sign up for electronic delivery atwww.investorvote.com/AERCPhoneCall toll free 1-800-652-VOTE (8683) withinthe USA, US territories and CanadaYour vote matters – here’s how to vote!

Small steps make an impact.Help the environment by consenting to receive electronicdelivery, sign up at www.investorvote.com/AERCNotice of 2022 Annual Meeting of StockholdersProxy Solicited by Board of Directors for Annual Meeting — July 12, 2022The above signed hereby constitutes and appoints Messrs. Jason DiBona and Ryan Tyler, or either of them, with full power of substitution and power to actalone, proxies to vote and act at the Annual Meeting of Stockholders of AeroClean Technologies, Inc. (the “Company”) to be held on July 12, 2022 virtuallyvia the internet at www.meetnow.global/MFHV4PU and at any postponement or adjournment thereof (the “Meeting”), upon and with respect to the numberof shares of Company common stock, par value $0.01 per share, that the above signed would be entitled to vote if personally present. The above signed herebyinstructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side of this proxy card as specified by the above signed andin such manner as the proxies may determine in their discretion on any other matter that may come before the Meeting, all as indicated in the accompanyingProxy Statement, receipt of which is hereby acknowledged. All proxies previously given by the above signed in respect of the Meeting are hereby revoked.Unless otherwise specified in the boxes provided on the reverse side of this proxy card, the Proxy will be voted FOR each of the nominees listed in Proposal1 and FOR each of Proposals 2 and 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any and all adjournments andpostponements thereof.(Items to be voted appear on reverse side)AeroClean Technologies, Inc.qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qChange of Address — Please print new address below. Comments — Please print your comments below.C Non-Voting Items++The 2022 Annual Meeting of Stockholders of AeroClean Technologies, Inc. will be held onTuesday, July 12, 2022 at 4:30 pm Eastern Time, virtually via the internet at www.meetnow.global/MFHV4PU.To access the virtual meeting, you must have the information that is printed in the shaded barlocated on the reverse side of this form.